EX-35.3
(logo) SPS SELECT
           Portfolio
           SERVICING, inc.


Agreement: See Schedule of Agreements

Dated:     See Attached Schedule


ANNUAL STATEMENT AS TO COMPLIANCE


In accordance with the applicable section in each of the Pooling and Servicing Agreements specified:

i. a review of the activities of the Servicer during the year ended December 31, 2011 and of performance under this Agreement has been made under such officers' supervision; and
ii. to the best of such officers' knowledge, based on such review, SPS, in its capacity as the Servicer, Special Servicer or Modification Oversight Agent has fulfilled all of its obligations and no default has occurred under this Agreement throughout such year.


February 14, 2012

/s/ Timothy J. O'Brien
Timothy J. O'Brien
President
Select Portfolio Servicing, Inc.


3815 South West Temple | Salt Lake City, Utah 84115 | telephone (801) 293-1881 | web www.spservicing.com


(page)


Schedule of Agreement

Assignment, Assumption and Recognition Agreement for the Sequoia Mortgage Trust 2011-2, among Redwood Residential Acquisition Corporation (the "Assignor"), Sequoia Residential Funding, Inc. (the "Depositor"), Select Portfolio Servicing, Inc., (the "Servicer"), DLJ Mortgage Capital, Inc. (the "Servicing Rights Purchaser") and U.S. Bank National Association, as trustee, servicing under the Flow Mortgage Loan Servicing Rights Sale and Servicing Agreement Among Select Portfolio Servicing, Inc., as Servicer, DLJ Mortgage Capital, Inc., as Servicing Rights Purchaser, and Redwood Residential Acquisition Corporation, as Owner 9/27/2011